Exhibit 10.1

FARMOUT AGREEMENT
King City Oil Field
King City Prospect
Monterey County, California

THIS FARMOUT AGREEMENT (“Agreement”) is made effective the 7th day of September, 2012 between Delta Oil & Gas, Inc.  (hereinafter referred to as “Delta”) and MPG King City Project, L.P., (hereinafter referred to as “MPG”).

WHEREAS, Delta represents, but does not warrant that it owns a percentage of oil and gas leasehold interests (“AMI Leases”) in and to certain lands located in Monterey County, California, which leases and lands are more particularly described on the attached Exhibit “A” which is incorporated herein by this reference and which lands shall constitute an Area of Mutual Interest (“AMI”).

WHEREAS, MPG desires the right to earn from Delta an assignment of a portion of Delta’s interest in the initial test well (the “SVB 2-32”) and the Area of Mutual Interest and, with the consent of Sunset, which consent is attached hereto and forms part of this Agreement, Delta is willing to grant such rights as provided herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, to be kept and performed by the parties hereto, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.            COMPLETION OF TEST WELL

On or before December 31, 2012, Delta, and its partners, shall complete the initial test well (the “SBV 2-32”) which has been drilled within the AMI to a depth of approximately 3,500’.   Failure to complete the SBV 2-32 prior to December 31, 2012 shall terminate this Agreement and all payments made by MPG shall be returned to MPG.

2.            COSTS

a.           Upon MPG successfully raising the sum of Three Hundred and Fifty Thousand Dollars ($350,000), MPG shall pay to Delta the sum of Three Hundred Thousand Dollars ($300,000) and, subject to subparagraph 2 (b) hereof, shall receive from Delta a Twenty Five Percent (25%)gross working interest in the SBV 2-32, which will revert to a Twenty Percent (20%) gross working interest after the Sunset penalty payout of Four Hundred Percent (400%) is achieved, and, subject to sub-paragraphs 2 (c) and (e) hereof, the right to earn a Twenty Percent (20%) gross working interest in all additional wells drilled in the AMI.

b.           With respect to the SBV 2-32, MPG shall also pay to Sunset Twenty Five Percent (25%) of the costs of completing the SBV 2-32, including, without limitation, installation of and flow line tie-ins, battery installations, testing and installation of production facilities and/or abandonment costs and site remediation in the event the well does not produce hydrocarbons in economically viable quantities.

c.           With respect to all subsequent wells drilled within the AMI, MPG shall have the right to participate as to a Twenty Percent (20%) gross working interest by paying Twenty Five Percent (25%) of all costs associated with the drilling and completion of such wells.

d.  With respect to the SBV 2-32, an Authorization for Expenditure (“AFE”) for the completion of the SBV 2-32 well shall be forwarded to MPG prior to commencement of completion operations. This AFE shall represent the estimated cost of completing the SBV 2-32 Well and Sunset shall have the right from time to time to demand and receive from MPG payment in advance of its respective share of the AFE.  MPG shall pay the full amount of the payment so invoiced within 15 working days of receipt of the AFE for completion, testing and installation of all equipment necessary for commencement of sales for the SBV 2-32. In the event MPG fails or refuses to make any such advance payments then MPG shall forfeit all of its right, title and interest to earn an interest in the SBV 2-32 and the AMI as well as any advanced monies under this Agreement, and this Agreement shall be deemed terminated.

e.  With respect to additional wells to be drilled within the AMI (the “Additional Well(s)”), an election form shall be forwarded to MPG by Sunset providing 10 days for MPG to make its election to participate or not participate in any such well.  If MPG elects to participate, an AFE for each well shall be forwarded to MPG prior to commencement of drilling operations. This AFE shall represent the estimated cost of drilling and completing the Additional Well(s) and Sunset shall have the right from time to time to demand and receive from MPG payment in advance of its respective share of the AFE.  MPG shall pay the full amount of the payment so invoiced prior to commencement of drilling operations and within 5 working days of receipt of the AFE for completion, testing and installation of all equipment necessary for commencement of sales for the Additional Well(s). In the event MPG elects not to participate in any Additional Well and/or fails or refuses to make any such  payments required under any AFE, then MPG shall forfeit all of its right to earn an interest in such Additional Well and the spacing unit associated therewith and shall forfeit  any monies advanced under this Agreement in respect of such Additional Well(s),.Upon termination of this Agreement as aforesaid, Delta shall be entitled to participate in such Additional Well(s) to the extent of its own pro rata share as well as the pro rata share to which MPG was previously entitled.

3.            EARNING

a.  Once the SBV 2-32is completed and is capable of producing hydrocarbons in paying quantities, MPG shall own and be entitled to its pro rata share of Twenty Five (25%) of 8/8ths gross working interest in and to the SBV 2-32 until such time as the Sunset penalty payout of Four Hundred Percent (400%) is achieved, at which time MPG’s gross working interest and ownership in the SBV 2-32 will revert to a Twenty Percent (20%) gross working interest.

b.  Additionally, in consideration of the payments referred to herein, MPG shall earn a Twenty Percent (20%) interest in the AMI Lease covering approximately 960 acres. Said interest of lease shall be delivered to MPG at no less than 80% of 8/8ths net revenue interest in the SBV 2-32, provided that the price of oil is less than Eighty Dollars ($80.00) per barrel and at not less that 75% of 8/8ths net revenue interest provided that the price of oil exceeds Eighty Dollars ($80.00) per barrel.. If the SBV 2-32 is a dry hole, MPG shall retain the right to its interest hereunder and said well shall be plugged and abandoned and the site returned to its native condition, or as near as is reasonably possible.  MPG’s Twenty Percent (20%) gross working interest shall be applicable in all subsequent operations within the AMI.

4.	ABANDONMENT

In the event any well drilled is not capable of producing oil and or gas in commercial quantities then MPG shall pay its 25% pro rata share of 100% of all costs associated with proper abandonment of such Well and restoration of any disturbed area or areas.

5.	WELL GEOLOGIC AND GEOPHYSICAL DATA

MPG will be provided with all seismic and exploration data, drilling reports, including logs pertaining to the SBV 2-32 and all Additional Wells drilled within the AMI and will have full access during drilling and/or completion, provided it is not then in default of any of the terms or provisions of this Agreement.

6.	OPERATING AGREEMENT

All operations within the AMI will be conducted in accordance with the terms and provisions of the 1989 Form 610 AAPL Joint Operating Agreement, including 1984 COPAS Accounting Procedures, a copy of which is attached hereto as Exhibit “B”. Said Operating Agreement designates Sunset Exploration, Inc. as “Operator”.

Any leases acquired by any party within the AMI within three (3) years of the date of this Agreement shall be subject to the Operating Agreement and shall be owned by the parties in accordance with their working interest pro rata shares regardless of record ownership of such leases.

7.	SHUT-IN GAS PAYMENTS

In the event the SBV 2-32 or any subsequent well drilled within the AMI is completed as a well capable of gas production in paying quantities but is shut-in because of a lack of a pipeline connection or market for such gas or oil (hereinafter referred to as “shut-in gas/oil well”), Delta shall immediately notify MPG of such fact and the Operator shall pay all shut-in gas payments necessary to maintain the affected lease(s) in full force and effect subject to reimbursement by MPG of its working interest pro rata share of such payments.

8.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Sunset shall comply with all rules and regulations required as operator and shall also require that all of their operators, contractor and subcontractors comply with any and all applicable laws and regulations, federal, state and local, and with the requirements of each regulatory body or official asserting jurisdiction over operations hereunder.

9.	SUCCESSORS IN INTEREST

This Agreement and its terms are personal in nature and the underlying leaseholds shall not be assigned and/or sold without the prior written consent of the parties hereto, such consent shall not be unreasonably withheld.

10.	CONFLICT

In the event of a conflict between the terms of the Operating Agreement provided for above and this Agreement, this Agreement shall control. This Agreement shall supersede any prior correspondence or oral communication between the parties regarding terms of this Agreement. This Agreement may only be amended in writing.

11.	FORCE MAJEURE

If the operator is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, it shall give MPG prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, so far as Sunset is affected by the force majeure, such obligations shall be suspended during the continuance of the force majeure and for such time thereafter as is reasonably required to resume performance of the obligation following removal of the force majeure situation. The term “force majeure”, as herein employed, shall mean an act of god, strike, lockout or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Sunset.

12.	TAX PARTNERSHIP

It is not intended by this Agreement to create, nor shall this Agreement be construed as creating any relationship between the parties hereto of employer and employees, or any partnership, or association or corporation between the parties hereto. The liabilities of the parties hereto shall be as set forth in this Agreement and MPG and Delta shall be responsible only for their share of the costs, expenses, debts or obligations incurred hereunder as herein provided. The parties hereto agree as between themselves to elect to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the United States Internal Revenue Code of 1954, as amended, and similar provisions of the statutes of any state.

13.	NOTICE

Except as otherwise specifically provided herein, any notice or other communication required hereunder shall be considered as having been given if delivered personally, or if mailed postage prepaid or telephone addressed to the following address respectively:

SUNSET EXPLORATION, INC. 10500 Brentwood Blvd. Brentwood, CA 94513 (925) 634-2148 phone (925) 634-6040 fax ATTN: Robert E. Nunn	DELTA OIL & GAS, INC. Suite 604 700 West Pender Street Vancouver, British Columbia CANADA V6C 1G8 (604) 602-1500 phone (604) 602-1625 fax ATTN: Christopher Paton-Gay

MPG KING CITY PROJECT, LP C/o Managed Petroleum Group, Inc (GP) 2140 Lake Park Boulevard Suite 208 Richardson, TX, USA 75080 (469) 916-4970 ATTN: Brian S. Anderson, JD

14.	OTHER PROVISIONS

Unless otherwise directed Sunset shall distribute all revenue generated from production within the prospect area to MPG and shall have the right to deduct prior to disbursement of said revenue all costs associated with lease operating and maintenance, ad valorum taxes royalties, expenses or any monies due and outstanding by MPG.

It is understood that from time to time additional exploration may be necessary to further develop the geologic concept and additional lands and seismic operations may be required. Sunset shall provide an Authority for Expenditure to MPG for any such operation 30 days prior to commencement of said exploration, MPG shall be entitled to its working interest pro rata share of 8/8ths and pay its proportionate shall of those exploration costs.

15.           NON-DISLOSURE

All information regarding the SBV 2-32 or any subsequent well(s) shall be held confidential.  MPG shall not disclose any such confidential information to third parties without the prior consent of Sunset. Sunset is aware that MPG may request certain public informational disclosures from time to time and Sunset will allow such releases provided that such disclosures will not detrimentally affect the potential assets attributable to this Agreement.  This provision shall survive termination of this Agreement for a period of two (2) years after such termination.

IN WITNESS WHEROF, the parties have executed or have caused this instrument to be executed by their duly authorized officers and/or representatives.

DELTA OIL AND GAS, INC.

By:  /s/  Christopher Paton-Gay
              Christopher Paton-Gay
              Chief Executive Officer

MPG KING CITY PROJECT, LP.

By:  /s/  Brian S. Anderson
              Brian S. Anderson, JD
              Managed Petroleum Group, Inc –President
              General Partner of the Limited Partnership